Exhibit 12(a)(4)

MARTIN CURRIE – STATEMENT OF POLICIES AND PROCEDURES

August 2012

Governance Oversight of Investee Companies and Proxy Voting

INTRODUCTION

We believe that good governance of the companies in which we invest is an essential part of creating shareholder value and delivering investment performance for our clients. We also believe that Sustainability or Environmental, Social and Governance (ESG) factors create risks and opportunities for companies and that these should be managed appropriately. The fundamental ethical principle of our corporate governance policy is to protect and enhance the economic interests of our clients. In any situation our actions will always be determined by this principle.

This policy has been drafted in accordance with the Financial Reporting Council’s Stewardship Code, which Martin Currie endorses. It is also intended to comply with Rule 206(4)-6 under the Investment Advisers Act of 1940. This policy sets forth the procedures of Martin Currie Investment Management Limited and Martin Currie Inc, (together “Martin Currie”) for voting proxies for clients, including investment companies registered under the Investment Company Act of 1940, as amended, except where such clients require different standards to the voting of proxies to be applied on their behalf.

We have adopted the National Association of Pension Funds (‘NAPF’) guidelines as our broad global principles for corporate governance. We recognise that regulation, levels of disclosure and management accountability vary between markets and that differences in national market regulation means that a single set of detailed guidelines may not always be appropriate. Where overseas corporate governance codes are consistent with our overall principles we will adopt these. At a minimum we would expect companies to comply with the accepted corporate governance standard in their domestic market or to explain why doing so is not in the interest of shareholders.

We believe the NAPF guidelines provide a strong and concise framework for determining the minimum corporate governance standards we should expect for the companies we invest in.

SCOPE AND PRINCIPLES

This policy covers:

How we monitor the performance of investee companies, engage in dialogue and intervene where appropriate

How we report to our clients

How we carry out proxy voting and exercise voting rights in the best interests of out clients

There are the guiding principles on which we have formulated our corporate governance policy:

1. Accountability

By raising capital from shareholders, companies commit themselves to earning an investment return on that capital. The board of that company must therefore be accountable to shareholders for the use of their capital.

MARTIN CURRIE – STATEMENT OF POLICIES AND PROCEDURES

August 2012

2. Shareholders’ interests

Companies and their boards should be structured with appropriate checks and balances to ensure that they operate with integrity, and in shareholders’ long-term interests. Shareholders also have a right to timely and detailed information on the financial performance of the companies in which they invest.

3. Voting rights	We believe voting rights are central to the rights of ownership.
4. Beneficial ownership	All shareholdings should be voted in the economic interest of the underlying shareholders or trust beneficiaries.
5. Engagement	Although voting takes place on a number of issues at Annual and Extraordinary General Meetings, there are five principal areas which Martin Currie will address in operating its voting policy:

a.      Board structure and election of directors

b.      Directors remuneration

c.      Audit and appointment of auditors

d.      Reporting and financial disclosure

e.      Technical issues - particularly shares without pre-emption rights

BEST PRACTICE

We summarise below what we regard as best practice for the companies in which we invest. These determine how we engage and interact with investee companies and influence how we will cast our votes.

Leadership

Every company should be headed by an effective board, which is collectively responsible for the long term success of the company.

There should be a clear division of responsibilities at the head of the company between the running of the board and the executive responsibility for the running of the company’s business. No one individual should have unfettered powers of decision.

The chairman is responsible for leadership of the board and ensuring its effectiveness on all aspects of its role.

As part of their role as members of a unitary board, non-executive directors should constructively challenge and help develop proposals on strategy.

Effectiveness

The board and its committees should have the appropriate balance of skills, experience, independence and knowledge of the company to enable them to discharge their respective duties and responsibilities effectively.

There should be a formal, rigorous and transparent procedure for the appointment of new directors to the board.

MARTIN CURRIE – STATEMENT OF POLICIES AND PROCEDURES

August 2012

All directors should be able to allocate sufficient time to the company to discharge their responsibilities effectively.

All directors should receive induction on joining the board and should regularly update and refresh their skills and knowledge.

The board should be supplied in a timely manner with information in a form and of a quality appropriate to enable it to discharge its duties.

The board should undertake a formal and rigorous annual evaluation of its own performance and that of its committees and individual directors.

All directors should be submitted for re-election at regular intervals, subject to continued satisfactory performance.

Accountability

The board should present a balanced and understandable assessment of the company’s position and prospects.

The board is responsible for determining the nature and extent of the significant risks it is willing to take in achieving its strategic objectives. The board should maintain sound risk management and internal control systems.

The board should establish a formal and transparent process to review the company’s corporate reporting, risk management and internal control principles.

The board should maintain an appropriate relationship with the company’s auditor.

Remuneration

Levels of remuneration should be sufficient to attract, retain and motivate directors of the quality required to run the company successfully, but a company should avoid paying more than is necessary for this purpose. A significant proportion of executive directors’ remuneration should be structured so as to link rewards to corporate and individual performance.

There should be a formal and transparent procedure for developing policy on executive remuneration and for fixing the remuneration packages of individual directors. No director should be involved in deciding their own remuneration.

Relations with shareholders

There should be a dialogue with shareholders based on the mutual understanding of objectives. The board as a whole has responsibility for ensuring that a satisfactory dialogue with shareholders takes place.

The board should use the AGM to communicate with investors and to encourage dialogue.

MARTIN CURRIE – STATEMENT OF POLICIES AND PROCEDURES

August 2012

MONITORING AND ENGAGEMENT

We believe monitoring and engagement are an essential part of being a shareholder in a company. It allows us to improve our understanding of investee companies and their governance structures, so that our voting decisions may be better informed. The materiality and immediacy of a given issue will generally determine the level of our engagement.

To identify areas in which there are governance concerns we use a range of resources – our own fundamental research, ESG specific research, research by investment banks and external governance specialists.

We hold regular meetings with the management of the companies in which we invest to discuss strategy, sustainability and performance, and to review management processes against the principles and best practice outlined above.

At a minimum we would expect companies to comply with the accepted corporate governance standard in their domestic market or to explain why doing so is not in the interest of shareholders.

We believe that well-managed companies will report on material social and environmental risks and opportunities and explain how these are managed. As these are often not voting issues, we may engage directly with the company management or board where we believe there is the potential for a material impact on shareholder returns.

We adopt a case-by-case approach to engaging on material governance, environmental or social issues. We will engage with management in an appropriate manner and make a record of this engagement – this may be by conference call, letter or by seeking access to the board chair or directors.

We also aim to participate in collaborative engagement where appropriate.

Where we believe that shareholder value is threatened or is not being realised, we may request that the board takes appropriate action. In most cases a robust private dialogue with executive management, non-executive directors and company advisors is our preferred way to protect our clients’ interests. We will also engage with the chairman of the board or the Senior Independent Director where appropriate.

If we receive an unsatisfactory response, we will usually either sell the shares to protect our clients’ assets, contact other shareholders to discuss joint intervention or publicly oppose management who refuse to act on our concerns.

PROXY VOTING POLICY

This policy applies to clients who have delegated responsibility for voting on their holdings to Martin Currie.

The primary purpose of a public corporation is to create sustainable value for its shareowners. To that end, our Proxy Voting Policy is designed to enhance shareholders’ long-term economic interests. In general, our voting is undertaken in accordance with the Institutional Shareholder Services (‘ISS’) Corporate Governance Policy, which itself is based on the NAPF guidelines.

The ISS Policy is updated at least annually, taking into account emerging issues and trends, the evolution of market standards, and regulatory changes. The policy considers market-specific recommended best practices, transparency, and disclosure when addressing issues such as board structure, director accountability, corporate governance standards, executive compensation, shareholder rights, corporate transactions, and social/environmental issues. These guidelines are reviewed by Martin Currie at least annually to ensure they continue to be an appropriate.

MARTIN CURRIE – STATEMENT OF POLICIES AND PROCEDURES

August 2012

ISS also provide voting recommendations for Martin Currie in accordance with their Policy. In making these recommendations, consideration is given to company-specific circumstances. ISS also consider historical operating and investment performance, company disclosure (and proponent/dissident disclosure, if applicable), the company’s governance structure and historical practices, and its industry. As appropriate, ISS engages with public issuers, shareholders, activists, and other stakeholders to seek additional information and to gain insight and context in order to provide informed vote recommendations. This engagement process enhances dialogue and promotes a higher level of understanding between investors and the companies in which they invest.

Martin Currie’s starting point is to vote in accordance with the recommendations of ISS, where these are supported by our internal research. We assess voting matters on a case-by-case basis, taking into account a company’s circumstances but are guided by our over-arching principles on good corporate governance. We recognise that regulatory frameworks vary across markets and that corporate governance practices vary internationally and so will normally vote on specific issues in line with the proxy guidelines for the relevant market. Where we believe that the recommendation made by ISS is not in the best interests of our clients, we vote against the ISS recommendation.

Where a proposal is inconsistent with these principles and guidelines, ISS usually recommend that we vote against the proposals. In these circumstances, we may take any of the following actions:

Accept the ISS recommendation and vote against the proposal.

Engage directly with the company management to discuss the proposals.

Where we believe it to be in the best interests of clients, we may vote contrary to the ISS guidelines. In such circumstances, the rationale is subject to review by a second portfolio manager and records of this are retained.

Where we also believe the ISS recommendations are not taking account of the particular circumstances of a company or market we may engage with ISS to discuss the recommendation.

It is Martin Currie’s policy to exercise voting rights in line with our global corporate governance guidelines and in the best interests of our clients.

PROXY VOTING PROCEDURES

Responsibilities

The investment team is responsible for ensuring votes are instructed in line with intentions.

The investment team is responsible for ensuring that, where they wish to vote contrary to the ISS/NAPF guidelines, the rationale is independently reviewed and records are retained.

Portfolio Managers are responsible for disclosing any potential conflicts of interest relating to a proxy vote.

The Middle Office team is responsible for informing ISS of how we wish to vote in each specific instance.

ISS is responsible for casting these votes in line with Martin Currie’s specific instructions.

The Middle Office team is responsible for ensuring that full and adequate records of proxy voting are retained, including the investment manager’s rationale for voting contrary to the guidelines.

The Middle office team is responsible for undertaking the due diligence for selecting and maintaining ISS as its preferred third party service provider.

MARTIN CURRIE – STATEMENT OF POLICIES AND PROCEDURES

August 2012

Review of proxy voting policies

The Chief Compliance Officer is responsible for ensuring that an annual review of this policy is carried out. The Compliance team, overseen by the Chief Compliance Officer, will also consider specific proxy voting matters as and when deemed necessary.

Conflicts of Interest

Martin Currie recognises that there is a potential conflict of interest when we vote for a proxy solicited by a company with which we, or our portfolio managers, have a material business or personal relationship. In this context, the member of the investment team has a duty to disclose any potential, actual or apparent material conflict of interest relating to a proxy vote. Generally, a conflict is unlikely to arise if the vote is in accordance with the ISS/NAPF guidelines. However, if a member of the investment team wishes to vote contrary to the guidelines in relation to a company with which we have any material business or personal relationship, the matter must be referred to the Investment Executive for independent consideration. We would consider a potential conflict of interest to exist where Martin Currie or relevant staff has a material personal or business relationship with the proponent, issuer or other relevant participants in the proxy proposal.

In the event that a portfolio manager is materially conflicted they are obligated to disclose the conflict of interest and provide their justification for voting contrary to the guidelines to the Investment Executive for independent consideration. The Investment Executive are required to provide approval before the vote can be carried out. If the Investment Executive are unable to approve the vote one of the following courses of action will be taken:

vote such proxy according to the specific recommendation of ISS abstain

request that the Client votes such proxy

In the event that Martin Currie is materially conflicted, the Firm will vote such proxy according to the specific recommendation of ISS abstain

request that the Client votes such proxy

The Compliance team will also be informed of all instances where a conflict of interest arises in order for them to carry out an oversight role.

The Middle Office team, as part of its annual due diligence, review the processes and controls adopted by ISS to manage potential material conflicts of interest it may face when performing the responsibilities delegated to it by the client.

MARTIN CURRIE – STATEMENT OF POLICIES AND PROCEDURES

August 2012

Share Blocking

Proxy voting in certain countries requires ‘share blocking’. That is, shareholders wishing to vote their proxies must deposit their shares shortly before the date of the meeting (usually one week) with a designated depositary. During this blocking period, shares that will be voted at the meeting cannot be sold until the meeting has taken place and the shares are returned to the shareholders’ custodian banks. Martin Currie has determined that the value of exercising the vote does not usually outweigh the detriment of not being able to transact in the shares during this period. Accordingly, if share blocking is required we are likely to abstain from voting those shares.

Voting in Emerging Markets

Voting on shares in Mainland Chinese markets are not subject to Martin Currie’s standard proxy voting process. Where it is possible to vote, the portfolio managers for Mainland Chinese securities are responsible for communicating their voting intentions directly to our Middle Office team. However, the increasing use of P-Note access products, which do not carry voting rights for the underlying company holding, means that the level of direct equity ownership of Chinese securities is minimal. There are also jurisdictional reasons that reduce the number of China A shares on which we vote – for example, voting can frequently only happen “in person”, and it is not always practical to travel to the region of residence of the company. All Chinese investments with a listing outside of China are subject to our standard proxy voting procedure through ISS.

Stock Lending

Where securities are on loan (if we judge a vote to be material) we may recall that stock in order to cast a proxy vote. In circumstances where it is not possible or practical to assess the materiality or where it is not possible to recall the security (e.g. where the events subject to voting are not communicated by the company in sufficient time) no votes will be cast.

Martin Currie may utilise third party service providers to assist it in identifying and evaluating whether an event is material, and to assist it in recalling loaned securities for proxy voting purposes.

Proxy Voting Records

Clients may obtain information on how Martin Currie voted with respect to their proxies by contacting our Client Services team at Martin Currie Investment Management Ltd, Saltire Court, 20 Castle Terrace, Edinburgh, Scotland, EH1 2ES, tel. +44 (0) 131-229-5252,
fax +44 (0) 131-222-2532, email clientservices@martincurrie.com.

Martin Currie has a specific recordkeeping policy which describes in greater detail the recordkeeping processes as apply to proxy voting.

Martin Currie is a signatory to the UK Stewardship Code (“the Code”). The Code aims to enhance the quality of engagement between institutional investors and companies to help improve long-term returns to shareholders and the efficient exercise of governance responsibilities by setting out good practice on engagement with investee companies. In accordance with the provisions of the Code and our Corporate Governance policy, cumulative proxy voting records are published quarterly on our website. This disclosure does not contain voting records for individual clients. Specific voting records for each client are available to those clients at any time upon request.

Martin Currie Investment Management Ltd, registered in Scotland (no 66107). Martin Currie Inc, registered in Scotland (no BR2575).

Both companies are authorised and regulated by the Financial Service Authority.

Martin Currie Investment Management Ltd is a member of the Investment Management Association. Martin Currie Inc is incorporated with limited liability in New York, USA.